UNITED STATES

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Washington, D.C. 20549

SCHEDULE 14A

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Amgen Inc.

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[The following letter was sent by Amgen Inc. to certain institutional holders of Amgen Inc. Common Stock beginning on April 29, 2013.]

Amgen Inc. One Amgen Center Drive Thousand Oaks, CA 91320-1799 805.447.1000 www.Amgen.com

April 29, 2013

{Name}

{Address}

Dear {Stockholder Name}:

Amgen recently filed its proxy statement for the 2013 Annual Meeting of Stockholders to be held on May 22, 2013. I am writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors on all of the voting matters in our proxy statement:

FOR	Election of thirteen directors to serve on our Board for a term of office expiring at the 2014 annual meeting of stockholders.
FOR	Ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2013.
FOR	Advisory vote to approve our executive compensation.
FOR	Approval of our proposed Amgen Inc. Amended and Restated 2009 Equity Incentive Plan, which amends our existing 2009 Equity Incentive Plan.

In particular, I would like to request your support for the advisory vote to approve our executive compensation and for the approval of our proposed Amended and Restated 2009 Equity Incentive Plan. As you consider your vote, I would like to bring several items to your attention that I believe merit special consideration:

1.	Our 2012 Executive Compensation Was Aligned With Our Performance:

•

Our stock price increased from $64.21 to $86.20 per share during 2012, reflecting strong stock price appreciation of approximately 34%, a one-year total shareholder return, or TSR, of 36%, including the impact of our dividends, and a three-year TSR of 56%.

¡

Given our strong relative TSR for the 2010-2012 performance period, where we ranked third of fourteen companies (Amgen and our 2010 peer group), 144.1% of target performance units were earned for the performance period that ended in 2012.

•	Our solid performance in 2012 grew revenues by 11% over 2011 to $17.3 billion.

•

Our strong balance sheet in 2012 permitted us to return to our stockholders $4.7 billion through stock repurchases equal to approximately 8% of our Common Stock outstanding as of December 31, 2012 and $1.1 billion of cash to our stockholders through dividends. Since the initiation of our first dividend in July 2011, we have raised the dividend twice by an average of 30%.

2.	We Have Maintained Our Extensive Outreach Efforts with Our Stockholders:

In 2012, we received over 87% stockholder support on our say on pay advisory vote. While we are pleased with this level of stockholder support for our executive compensation program, we believe it is important to continue to engage with our stockholders and further enhance our understanding of the perspectives of our investors. Since our 2012 annual meeting of stockholders, we have engaged in outreach to stockholders comprising approximately 50% of our outstanding shares and have had extensive discussions with stockholders owning over 37% of our outstanding shares.

3.	We Made Changes to Our Compensation Programs Based on Our Discussions With Stockholders:

Feedback from our stockholders is reviewed by our Compensation and Management Development Committee and we have made a number of compensation changes as a result of the discussions with our stockholders over the past two years, including the following changes effective for our 2012 executive compensation:

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Reduced the grant value of regular annual long-term incentive, or LTI, equity awards by lowering the benchmarking target by 25 percentage points to the 50th percentile of our peer group. Now all of our compensation elements are targeted at the 50% percentile.

•

Replaced time-vested LTI equity awards with performance-based equity awards by increasing the weighting of performance units from 50% to 80% of our regular annual LTI equity award grant values resulting in 80% of units granted being in the form of performance units and the remaining 20% in time-vested restricted stock units, or RSUs. To make this shift, we eliminated time-vested stock options.

•

Linked actual pay delivery from LTI equity awards more closely to our performance because performance units only vest if specified performance goals are achieved. Our outstanding performance units are earned exclusively based on our TSR relative to the average of the TSRs of our peer group companies.

•

Rebalanced our peer group to include Allergan, Inc. and Celgene Corporation for 2012 decisions. These companies are among those in our industry with which we compete for executive talent and that better balance our peer group in terms of relative market capitalization and revenue size.

•

Increased the stock ownership guideline for the CEO from five times base salary to six times base salary to further align the interests of the CEO to our stockholders and mitigate potential compensation-related risk.

4.	Approval of Our Proposed Amended and Restated 2009 Equity Incentive Plan Will Allow Us to Continue to Attract and Retain the Most Talented Employees in Our Industry:

•

The proposed amended and restated equity incentive plan amends our existing equity incentive plan (which was approved by our stockholders on May 6, 2009) to, among other things, increase the number of shares of our Common Stock that may be authorized for grant by approximately 17 million shares.

•	Similar to our existing equity incentive plan, the amended and restated equity incentive plan both continues and enhances a broad range of compensation and governance best practices.

•

We believe that equity incentive awards are critical to attracting and retaining the most talented employees in our industry. Additionally, we have designed our compensation structure to further align the interests of our executive officers with our stockholders by making the largest component of their compensation be in the form of LTI equity awards. Stockholder approval of the proposed amended and restated equity incentive plan will allow us to continue to provide these important and well-aligned incentives.

We believe our executive compensation program and proposed amended and restated equity incentive plan are designed to align management’s interests with those of our stockholders, and we are committed to creating long-term stockholder value. I encourage you to support the Board’s recommendation on all of the voting matters in our proxy statement. We welcome the opportunity to discuss any of the voting matters in our proxy statement with you. Please do not hesitate to contact Arvind Sood, Vice President, Investor Relations, by telephone at (805) 447-1060 or via email at investor.relations@amgen.com with any questions. I realize that there are many demands on your time and want to personally thank you for your attention to these important issues.

Sincerely,

/s/ Robert A. Bradway

Robert A. Bradway
Chairman of the Board, President and
Chief Executive Officer

cc: {Name}